UNPROTECTED LEASING AGREEMENT

Which is made and which is signed at Tel Aviv on 22/2/07

BETWEEN:	Block 7093 Parcel 162 Company Ltd.
Private Company 510583156
of 3 Menorat Hamaor Street, Tel Aviv 67448
Telephone: 03-6955185 Fax: 03-6955183
Electronic Mail: krz1905@012.net.il
(hereinafter: “the lessor”)

OF THE ONE PART

AND

The Inspire M.D. Company Ltd.
Private Company: 513679431
of 3 Menorat Hamaor Street, Tel Aviv 67448
(hereinafter: “the lessee”)

OF THE SECOND PART

WHEREAS    The lessor is the occupier (the proprietor of the property) and the sole proprietor of the rights of the land property which is located at 3 Menorat Hamaor Street in Tel Aviv and which is known as part of parcel 533 (formally 162) in block 7093 which includes approximately 825 square meters gross in floor d’ (and all in accordance with the plan which is hereby attached to this agreement as an inseparable part thereof and which is marked as appendix a’ (hereinafter: “the leased premises”).

AND WHEREAS       The lessee is desirous of taking the lease premises on lease from the lessor by unprotected leasing in accordance with the plans which are attached.

AND WHEREAS       The parties are desirous of settling their legal relationships and their other relationships in this agreement below:

ACCORDINGLY IT IS STIPULATED, IT IS DECLARED AND IT IS AGREED BETWEEN THE PARTIES AS FOLLOWS

1          PREAMBLE AND APPENDICES

The preamble to this agreement and the appendices thereto constitute an inseparable part of this agreement.

2          NONEXISTENCE OF APPLICATION OF THE TENANTS PROTECTION LAWS TO THE LEASING

The lessee hereby declares and confirms that the leasing in accordance with this agreement is an unprotected leasing in accordance with the Tenants Protection Law (Consolidated Version) 5732-1972 and/or other tenants protection laws and their various amendments.

The lessee hereby declares that it has not been required to pay and it has not paid any amount whatsoever to the lessor in respect of key monies for the right of the leasing of the lease premises and that with the exception of the rent as mentioned in this agreement below, the lessee has not given any amount whatsoever to the lessor, in money or in money’s worth, in key money, premium or any benefit, for the leasing right in the lease premises as mentioned, and that at the time of the vacating of the lease premises the lessee shall not be entitled to claim any amount whatsoever from the lessor and/or bonus and/or any bonus whatsoever in respect of key money and/or by virtue of the   Tenants Protection Law, Consolidated Version, 5732-1972 and/or as being a consequence to this agreement.

3          The lessee declares that it has seen the lease premises and that it shall accept same after the carrying out of renovation of the building, in accordance with the specification which is agreed in advance (appendix b’ of the agreement), and completion works in the internal areas in accordance with the plans which the lessee shall submit to the lessor (appendix c’ of the agreement).

4          THE PERIOD OF THE LEASING

            The original period of the leasing in accordance with this agreement shall commence on 15.02.2007, and the time of the conclusion of the original leasing is at the expiration of 36 months on 14.02.2010.

Commencing from 15.08.2008 the lessee shall be able to give notice of its leaving the lease premises by notice in advance of 6 (six) months.

The lessee is accorded the option to extend the original period of the leasing by two option periods of two years each, one with regard to the lease premises (hereinafter: “the option periods”).  It is incumbent upon the lessee to give notice of its intention to exercise the option periods by 90 days prior to the date of the commencement of the option period.  The rent for the first option period shall be increased by 10% over and above the rent for the original leasing period.  The lessee has a second option to extend the period of the leasing of two additional years up until 14.02.2014.  The amount of the rent for the second option period shall be determined at a meeting between the parties by 90 days prior to the date of the renewal of the option in accordance with the level of the prices which customarily prevails at the said time.  A condition for the exercise of the option shall be that the lessee shall have fulfilled every condition of this agreement throughout the original period of the leasing in entirety and upon time.

It is agreed that the lessee shall bear the entirety of the payments which are to be borne by it in accordance with this agreement in respect of the period of the leasing whether it shall have actually occupied the lease premises and/or it shall have used the lease premises or it shall not have done so.

The obligation of the lessee in accordance with this clause is a fundamental obligation the breach of which shall constitute fundamental breach of the agreement.

5          THE RENT

For the lease premises the lessee shall pay to the lessor monthly rent in the sum of $8 (eight dollars) in accordance with the representative rate of the American dollar on the day of the payment, which includes the rent and the maintenance fees in the sum of $3 (three American dollars), not including private electricity, rates, water, telephone and so forth.

The rent (including maintenance fees) as mentioned above shall be paid by the lessee to the lessor together with value added tax in accordance with the law .  The value added tax as mentioned shall be paid by the lessee to the lessor by post-dated check not later than the day of the payment of the value added tax to the tax authorities in accordance with the law.

(hereinafter together : “the rent”).

The rent including the maintenance fees  shall be paid to the lessor once every three months in advance at the beginning of every calendar quarter year, that is to say on the 1st of January, on the 1st Apri, on 1st July and on 1st of  October  (hereinafter: “quarter”). Upon entry into the lease premises the balance shall be paid by the expiration of the calendar quarter.

The lessor undertakes to accord to the lessee a grace period of three months commencing from 15.2.07 and up until 14.5.07.  The lessee undertakes to pay all the expenses accompanying the rent for this period including rates and maintenance fees.

The undertaking of the lessee in accordance with this clause is a fundamental undertaking the breach of which shall constitute fundamental breach of the agreement.

6          THE PURPOSE OF THE LEASING

The lease premises are hereby leased to the lessee for the purpose of the conduct of its business including, inter alia, the development of  cellular software and cellular systems.

It is agreed and it is stipulated between the parties that the lessee shall not be entitled to use the lease premises for any purpose whatsoever other than the purpose which is specified above, without the agreement of the lessor thereto in advance and writing.  Use for one of the items of the purpose or part thereof shall not constitute another purpose.  The lessor and/or those acting under its empowerment shall be entitled to enter into the lease premises at any reasonable time and by arrangement in advance with the lessee, in order to examine the condition of the lease premises and in order to ensure the fulfillment by the lessee of the conditions of the provisions of this agreement.

The obligation of the lessee in accordance with this clause is a fundamental obligation, the breach of which shall constitute fundamental breach of the agreement.

7          LIABILITY, MAINTENANCE

The lessee undertakes throughout the entirety of the period of the leasing, to maintain the area of the lease premises and all its equipment in sound and good condition, to rectify at its own cost within a reasonable time, any defect, breakdown and damage which shall be occasioned to the lease premises and/or to the building by the lessee and/or somebody on its behalf and/or any of its employees, its customers, its visitors or its suppliers and/or anybody who has been permitted by it to enter into the leased premises and/or which emanates from the use and/or from the activity of the lessee in the lease premises and with the exception of the damage which emanates from reasonable depreciation which shall have been occasioned because of proper use of the lease premises.  The lessee undertakes to give notice to the lessor within a reasonable time of any breakdown, defect or material damage which shall have been occasioned in the lease premises as mentioned.  It is agreed that the obligation of the lessee as mentioned in this main clause applies and shall apply only to current and customary maintenance of the lease premises and its equipment and it does not apply to incompatibilities and/or hidden defects in the lease premises and/or in its systems.

The lessee is liable and undertakes to bear damage of whatsoever type which shall be occasioned to the lessee or to any of its employees, to its customers, to its suppliers and/or to any third party as result of the use and/or the operation of the lessee in the lease premises.  The lessor shall be exempted from any liability for damage as mentioned.

Having regard to the fact that a maintenance company is located in the building in which the lease premises are located, it is agreed and it is declared between the parties that the lessor shall not be liable for the rectification of  faults in the systems of the building including in the air conditioning system. Without derogating from that which is stated above, it is incumbent upon the maintenance company to rectify the entirety of the faults which shall exist in the building.  In accordance with that which is stated, the lessee shall not have any contentions, demands or claims as against the lessor, directly and/or indirectly in respect of systems and/or infrastructures of the building save in the event that the maintenance company shall not fulfill its obligations in this matter as mentioned above.  In the event that the maintenance company shall not have fulfilled its obligations as mentioned above within a reasonable time, the lessor undertakes to ensure the rectifications and the sound order of the lease premises and the systems in the building at its own cost, and to set off the costs from the maintenance fees which shall be transferred to the maintenance company.

The obligation of the lessee in accordance with this clause is a fundamental obligation the breach of which shall constitute fundamental breach of the agreement.

8          INUSURANCE

            The lessee shall effect, at its own cost, insurance of the entirety of the contents of the lease premises at its real value which covers the entirety of the activity of the lessee.

            The lessee shall effect, at its own cost, an insurance policy against liabilities as towards a third party in the limit of liability of 1 million United States dollars per event and per period.  In the said insurance as mentioned, the lessee shall add the lessor as insured party in respect of its liability as the proprietor of the leased premises and/or in respect of its vicarious liability for the acts and/or the omissions of the lessee.

            The lessee shall effect, at its own cost, an employers liability policy throughout the entirety of the period of the leasing, in the sum of 2 (two) million United States dollars, per event and up to 5 (five) million American dollars per period.  In the said insurance as mentioned, the lessee shall add the lessor as insured party in respect of its liability as the proprietor of the leased premises and/or in respect of its vicarious liability for acts and/or omissions of the lessee.  The policy which is included above shall include a cancellation of the insurance clause or the non-renewal thereof by notice in advance of 30 (thirty) days prior to the expiration of the time of the insurance.

            The lessor shall effect, at its own cost, insurance of the building of the lease premises and that which is adjoined to it at its real value, which shall include expanded fire insurance, burglary damages and attempted burglary damages.

            The lessee and the lessor hereby waive this subrogation right as against it and/or as towards all those acting under its empowerment and/or those acting on its behalf save in the event that any of the parties who are mentioned above shall have caused damage maliciously.

The parties shall produce, in accordance with demand, a copy of the above mentioned insurance policy.

Nothing in the actual effecting of the above mentioned insurance policies shall have the effect of exempting the parties and/or of releasing them in any manner and form from the liability in accordance with this agreement or in accordance with any law.

In the event that the lessee shall have failed to effect the insurances which it is incumbent upon it to effect as mentioned above, the lessor shall be entitled to effect the above mentioned insurances in its stead, and the lessee shall bear the insurance premiums and shall pay them to the lessor upon its first demand.

9          TRANSFER OF RIGHTS

            The lessor shall be entitled to transfer its rights in the leased premises or in part thereof to any third party and provided that it shall do this whilst maintaining the entirety of the rights of the lessee in accordance with the terms of this agreement.  The lessor shall be entitled to continue with the construction of an additional floor in the said property and it shall act to such extent as is possible to minimize the disturbance to the reasonable use of the lessee premises, including the construction of a framework at nights, arrangement of operations which are connected with the activities of the lessee in advance, and so forth.

            The lessee shall be entitled to transfer its rights in the lease premises or in part of them to any third party and provided that it shall do this whilst maintaining all the rights of the lessor in accordance with the terms of this agreement.  The lessor shall be accorded the right to object to the identity of the alternative lessee solely for reasonable grounds.

10        ALTERATIONS IN THE LEASE PREMISES

            The lessee shall be entitled to carry out minor adjustments in the leased  premises, limited to 10% of the total of the plaster walls, and at an identical level, such as alterations in the interior partitions and the accompanying works therefor, without the need for the approval of the lessor to any material alteration, rectification or supplement for these works.  The lessee shall not touch block walls.  It is made clear that it is incumbent upon the lessee to render the lessor cognisant in advance of any material alteration, rectification or supplement which shall be carried out in the lessee premises, including alterations which do not require the agreement of the lessor.  In the event that the lessee shall go beyond 10% in renovations, it shall restore the condition of the premises to that in which they were previously, at the expiration of the leasing in the event that it shall be required by the lessor so to do by the expiration of the period of the leasing.

The lessee shall be entitled to install aerials upon the roof of the building for the purpose of receiving radio, television, and satellite transmissions at its own cost to its offices in a proper manner not in the frontages of the building.

11        VARIOUS PAYMENTS

Throughout the period of the leasing the lessee shall pay, in addition to the rent also the following amounts in exchange for a tax invoice issued by the lessor;

Water account – in accordance with precise reading of the water meter and in accordance with the tariffs of the municipality.

Maintenance fees - $3 per square meter per month, included in the rent.

Electricity – subject to clause 13 of this agreement.

The obligation of the lessee in accordance with this clause is a material obligation the breach of which shall constitute fundamental breach of the agreement.

12        TIMES OF PAYMENTS AND DELAYS

Every payment which is to be borne by any of the parties in accordance with the terms of this agreement and in accordance with any law, shall be made at the time which is determined.

Any payment which is to be borne by lessee in accordance with the terms of this agreement and in accordance with any law and which shall not have been made within 7 business days from the time which has been determined therefor, shall bear prime interest with the addition of 2% (two per cent) annual interest from the time for the payment and up until the actual time of the payment.

13        SUPPLY OF ELECTRICITY

The lessee declares that it is aware that the lessor is the sole holder of the rights as towards the Electricity Company in everything which relates to the receipt and to the supply of electricity to the lessee premises and to its surroundings, subject to clause 14.  The lessee hereby waives absolutely and irrevocably its right to communicate with the Electricity Company in anything which relates to the supply of electricity to the lease premises.

The supply of the electricity to the lease premises shall be carried out by way of supply in bulk to the building and from the building by the lessor to the lease premises and all in accordance with the determination of the lessor with the Electricity Company.  The lessee shall bear the payments of the electricity consumption in accordance with the detailed account which shall be forwarded to it by the lessor each and every month which shall be based upon the reading of the meter and which shall be subject to the tariffs of the Electricity Company to consumers in the absence of bulk, as shall be determined by the Electricity Company from time to time, including graded tariffs, in the event that they shall exist and all other rights which are due from the Electricity Company.  The payment shall be made to the lessor within 20 days from the time of the demand.  In the building, a separate meter shall be installed for the lease premises.

In the event of a change in the electricity system in the lease premises, including increase of the electricity supply, it shall be incumbent upon the lessee to render the lessor cognisant in advance and in writing.  The lessor shall have the right to object thereto on reasonable grounds.

14        VACATING OF THE LEASE PREMISES

In any instance whereby it is incumbent upon the lessee to vacate the lease premises subject to the terms of this agreement and/or in accordance with any law, and for any reason whatsoever, the lessee shall return the leased premises to the lessor with their being free of any person and moveable chattel, with the exception of the property of the lessor which includes the entirety of the apparatus which is connected to the floor and to the walls, with it being in sound condition, including all the supplementations which have been added therein, and with the exception of reasonable deterioration as a result of proper use thereof.

In the event that the lessee shall have failed to vacate the lease premises on time in accordance with the terms of this agreement, whether upon the termination of the original period of the leasing and/or the option period, in the event that it shall have been exercised, and whether because of the lawful cancellation of the agreement and for any reason, the lessee shall pay compensation to the lessor, which is determined and assessed in advance, at a rate and in an amount which shall be equivalent to 200% (two hundred per cent) of rent per day for every day of delay in the vacating of the lease premises as specified above and with the addition of value added tax in accordance with the law.  In the event that there is no alternative tenant, the lessee shall be able to delay the vacating of the lease premises for up to 30 days without payment of the 200%.  This period shall be deemed to be a period of the leasing in all respects and for all purposes including payments of rent and rates.

A month prior to the vacating of the lease premises and up to a week thereafter, the damages in the lease premises shall be assessed, in the event that there shall be any, by the lessor and the lessee, jointly, and the damages shall be assessed.  The lessee undertakes to restore the premises to the condition/situation as they were previously, subject to reasonable depreciation as a result of the proper use of the lease premises.

The obligation of the lessee in accordance with this clause is a material obligation the breach of which shall constitute fundamental breach of the agreement.

15        SECURITIES

As security for the fulfillment of the obligations of the lessee in accordance with this agreement, the lessee undertakes to provide to the lessor at the time of the signature of this agreement an unqualified autonomous bank guarantee in the sum of four (4) months of leasing, in force for the entirety of the period of the agreement with the addition of 60 days, and for extension from time to time in accordance with the necessity.  For the sake of the removal of doubt, the lessee shall extend the period of the said guarantee, in accordance with the necessity as there shall be from time to time, 30 (thirty) days prior to the expiration of the validity of the guarantee and it shall deliver a copy of the said guarantee for the perusal of the lessor, immediately afterwards.  In the event that the lessee shall have failed to do so, the lessor shall be entitled to foreclose the guarantee, and the lessee shall not have any contention, demand and/or claim in respect thereof.  The amount of the guarantee shall be linked to the representative rate of the American dollar.

The condition of the foreclosure of the guarantee by the lessor shall be in the event that the lessee shall breach one or more of its obligations in accordance with this agreement and in any event after warning notice thereof of 14 days in advance and in writing shall have been given and the lessee shall not have rectified the breach. In the event that the lessee shall have fulfilled the entirety of its obligations in accordance with this agreement, the lessor shall return the bank guarantee to the lessee within 60 days from the expiration of the original period of the leasing and/or the period of the option, as the case may be.

16        ARBITRATION

The parties hereby agree to the submission of all differences of opinion between them to a sole arbitrator who shall be chosen by them.  In the absence of agreement between them upon the identity of the arbitrator, the arbitrator shall be chosen by the Head of the Chamber of Advocates.  The arbitrator shall be bound by the substantive law but not by the procedural laws.  This clause constitutes a valid arbitration agreement between the parties without the necessity for an additional document.

17        SET-OFF

The lessee shall not entitled to set-off from the payments of the lessee in accordance with the provisions of this agreement, including from the rent, any monetary liabilities for which the lessor is liable as towards the lessee, if at all, in respect of this agreement.

18        GENERAL

The headings which appear in this agreement are solely for convenience and they shall not be of any legal and/or other legal significance or relevance.

Any alteration in the terms of this agreement shall not be of any significance or relevance unless made in writing and signed by the two parties.

In spite of that which is stated in this agreement, above and below, and without prejudice to the generality of matters, the parties reserve the right to any relief to which they shall be entitled in respect of the breach of this agreement in accordance with any law.

Each party shall bear the professional fees of its lawyer.

Every notice which shall be forwarded by one party to the other shall be deemed to have been received by the addressee party at the expiration of 72 hours from the time that it shall have been forwarded by post in Israel in accordance with the addresses as specified in the heading of the agreement.

IN WITNESS WHEREOF THE PARTIES HAVE SIGNED.

The Inspire M.D. Company Ltd. Private Company: 513679431	Block 7093 Parcel 162 Company Ltd. Tel Aviv

(Signature)	(Signature)

Inspire M.D. Ltd.	Block 7093 Parcel 162 Company Ltd.

APPENDIX B’

In accordance with clause 3 of the leasing agreement between the Inspire M.D. Company Ltd. and Block 7093 Parcel 162 Company Ltd., the following is the obligation of the lessor to carry out the following works in the building at 3 Menorat Hamaor Street, in Tel Aviv:

1.         Alterations in floor d’ in accordance with demand.

2.         Checking of the air conditioning system, transfer of the air conditioners to the roof floor.

3.         Whitewashing and painting of the floor.

4.         Replacement of old carpet with a carpet of the “commercial queen carpets” brand, Milano pattern.

5.         Construction of cupboard for concealment of fire extinguisher post in the lobby of floor d’ and installation of 2 glass security doors for entry to the two sections on the floor.

6.         Allocation of location for communication piping passage from computer room to roof of the building.

7.         Examination of the storey electricity cupboard for meeting standards and for sound operation.

8.         Renovation and upgrading of the elevator of the building.

9.         External cleaning of the building from air-conditioners, pipe systems, lattices, etc, and its being painted.

10.       Renovation of the stairs room, the floor lobby and enlargement of the main lobby.

11.       General renovation of the conveniences of floor d’.

12.       Completion of development of area between the buildings with integrated stone with provision of a solution to the problem of drainage of  the area including the restaurant at 4 Menorat Hamaor.

13.       Sealing of the roof to prevent leakage and seepage of water.

The lessor undertakes to make available to the lessee an autonomous bank guarantee for guaranteeing the carrying out of the above mentioned work.

The lessor undertakes to complete the works by the end of the grace period which is provided to the lessee (14.05.07).

IN WITNESS WHEREOF THE PARTIES HAVE SIGNED.

The Inspire M.D. Company Ltd. Private Company: 513679431	Block 7093 Parcel 162 Company Ltd. Tel Aviv

(Signature)	(Signature)

Inspire M.D. Ltd.	Block 7093 Parcel 162 Company Ltd.